                                                                    EXHIBIT 99.1


[POPULAR, INC. LOGO]


News Release

For additional information contact:

INVESTORS:                                   MEDIA:

Jorge A. Junquera                            Olga Mayoral Wilson, APR
Chief Financial Officer                      Senior Vice President and Manager
Senior Executive Vice President              Public Relations and Communications
Telephone (787) 754-1685                     Telephone: (787) 764-2004
Or visit our web site at www.popularinc.com


       POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER ENDED JUNE 30, 2003

Second Quarter Net Income Up 40% to $134.6 million, from $96.3 million in the Same Quarter Last Year

         San Juan, PR - July 15, 2003 - Popular, Inc.'s (the Corporation) (NASDAQ: BPOP, BPOPO) net income for the quarter ended June 30, 2003 amounted to $134.6 million or $0.99 earnings per common share (EPS), basic and diluted, compared with $96.3 million or $0.72 per common share in the same period of 2002, an increase of $38.3 million or 40%, and $0.27 or 38% per common share. Net income for the first quarter of 2003 was $99.1 million, or $0.74 per common share.

         The quarterly results for second quarter of 2003 were affected by the occurrence of certain transactions, which are listed in the reconciliation below, and which are later described in this earnings release:

                                                                              Quarter ended
                                                                              June 30, 2003

         Net income as reported                                              $134.6 million

         Less: Gains on the sale of marketable equity securities,
         net of tax                                                           (25.7 million)
         Less: Derivative gains, net of tax                                    (1.7 million)
         Plus: Losses related to credit cards external fraud, net of
         tax and profit sharing                                                 7.8 million
                                                                             --------------
         Non-GAAP net income (excludes particular items)                     $115.0 million
                                                                             ==============

         "If we isolate these items from our quarterly net earnings, as their exclusion gives a clearer indication of the Corporation's financial performance, our net income would have amounted to approximately $115.0 million for the quarter ended June 30, 2003, a 19% growth compared with the reported net income of the second quarter in 2002. We are very pleased with our results for the

2 - POPULAR, INC. 2003 SECOND QUARTER RESULTS


second quarter of 2003, having achieved excellent results despite the challenges of a difficult economic environment," said Jorge Junquera, Chief Financial Officer of Popular, Inc. "Residential mortgage lending, a sector that has benefited from the current interest rate scenario, continued to be one of the principal drivers of the Corporation's earnings growth in Puerto Rico and the United States."

         The Corporation's return on assets (ROA) and return on common equity
(ROE) for the second quarter of 2003 were 1.58% and 22.63%, respectively, compared with 1.23% and 18.14%, respectively, for the same period in 2002, and 1.21% and 17.39%, respectively, for the first quarter of 2003.

         For the first six months of 2003, the Corporation's net income reached $233.7 million, compared with $185.3 million for the same period in 2002. EPS for the six months ended June 30, 2003 and 2002 were $1.73 and $1.35, respectively. ROA and ROE for the first six months of 2003 were 1.40% and 20.09%, respectively. For the same period of 2002, these ratios were 1.21% and 17.43%.

         The Corporation's net income for the second quarter of 2003, when compared with the same period a year ago, reflected higher net interest income by $32.5 million and non-interest income by $37.2 million. The provision for loan losses decreased by $0.8 million. These items were partially offset by a rise in operating expenses of $28.6 million and an increase in income tax of $3.4 million.

          The Corporation's net interest income rose 11%, from $294.7 million in the second quarter of 2002 to $327.2 million in 2003. This increase resulted from a favorable variance of $23.3 million due to a higher volume of average earning assets and $9.2 million due to a higher net interest margin. The increase of $2.6 billion in average earning assets during the second quarter of 2003 was driven by a $1.7 billion increase in the average loan portfolio, mainly mortgage and commercial loans, and a $0.9 billion increase in average money market, trading and investment securities, mostly U.S. agency securities. The average yield on earning assets declined 47 basis points. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $1.7 billion and $0.4 billion, respectively. The average cost of interest bearing liabilities decreased 65 basis points. Also, non-interest bearing sources of funds, including

3 - POPULAR, INC. 2003 SECOND QUARTER RESULTS


demand deposits and other funds, such as capital raised through the recent preferred stock issuance, rose $0.3 billion and $0.2 billion, respectively. The net interest yield for the quarter ended June 30, 2003, was 4.04% compared with 3.95% for the second quarter of 2002. For the first quarter of 2003 the net interest yield was 3.94%.

         The provision for loan losses totaled $49.3 million, or 130% of net charge-offs, for the second quarter of 2003, compared with $50.1 million or 109%, respectively, for the same period in 2002. The decrease in the provision is due in part to lower net charge-offs and to the fact that most of the growth in the loan portfolio was in mortgage loans, which represents a lower-risk portfolio. Net charge-offs for the quarter ended June 30, 2003, were $38.1 million or 0.76% of average loans, compared with $45.8 million or 0.99% for the second quarter of 2002. The decline in net charge-offs as compared with the second quarter of 2002 is mainly due to lower commercial loans net charge-offs, including construction loans, which declined by $6.7 million. The net charge-offs for 2002 were impacted by a $7 million charge-off of a commercial loan pertaining to a client who filed for bankruptcy. Also, consumer and lease financing net charge-offs declined $4.0 million and $1.2 million, respectively. On the other hand, mortgage loans net charge-offs rose $4.2 million compared with the second quarter of 2002.

         Non-interest income amounted to $172.2 million for the second quarter of 2003, compared with $135.0 million in the same period of 2002, an increase of $37.2 million, or 28%. This increase was mostly associated with higher gains on sale of securities, which totaled $29.9 million for the quarter ended June 30, 2003, compared with $85 thousand in the same quarter of 2002. These gains arose mainly from the sale of marketable equity securities held by the Corporation. Also contributing to the rise in non-interest income were higher other service fees by $3.0 million, mainly insurance agency commissions, debit card and check cashing fees. During the second quarter of 2003, the Corporation recorded $2.5 million in derivative gains, compared with derivative losses of $0.9 million in the same quarter in the previous year. As part of its risk management strategies, the Corporation cancelled certain interest swap contracts with notional amounts totaling $500 million in April 2003. Gain on sales of loans increased by $3.8 million in the second quarter of 2003, compared with the same quarter in the previous year. Moreover, during the quarter ended June 30, 2003, the

4 - POPULAR, INC. 2003 SECOND QUARTER RESULTS


Corporation recorded as part of other operating income $6.5 million of dividend income derived from the Corporation's ownership participation in Telecomunicaciones de Puerto Rico, Inc., compared with $1.5 million in dividend income in the second quarter of 2002. In the second quarter of 2002, the Corporation had gains of approximately $3.7 million on the sale of Banco Popular North America's trust operations and the sale of 15 branches of Popular Finance.

         Operating expenses totaled $279.3 million in the second quarter of 2003, compared with $250.7 million for the same period in the previous year, an increase of $28.6 million, or 11%. Personnel costs increased by $7.2 million, driven mostly by higher salaries, pension, and incentive compensation. In 2003, the Corporation lowered the assumed discount rate and the expected rate of return on its pension plan assets, and increased the rate of salary compensation assumption, in calculating the cost for the pension plan. All these changes resulted in an increase of $2.5 million in the pension plan expense. All other operating expenses, excluding personnel costs, increased $21.4 million, or 17%, compared with the second quarter of 2002. Categories with the largest increases compared with the second quarter of the previous year included equipment, communications, and other operating expenses. Included in the category of other operating expenses were higher sundry losses, which rose by approximately $15 million, compared with the second quarter of 2002. These sundry losses resulted mostly from unauthorized credit card transactions conducted on credit cards issued by Banco Popular de Puerto Rico. The Bank took remedial action to prevent further losses from this illegal external scheme.

         The Corporation's total assets at June 30, 2003 amounted to $36.1 billion, compared with $32.7 billion at June 30, 2002 and $33.7 billion at March 31, 2003. At June 30, 2003, total loans amounted to $20.9 billion, compared with $18.9 billion on the same date in the previous year and $19.9 billion at March 31, 2003. Mortgage loans accounted for the largest growth in the portfolio, rising $1.2 billion, or 17%, since June 30, 2002 and $521 million, or 7%, from March 31, 2003. Investment and trading securities totaled $12.3 billion at June 30, 2003, compared with $10.7 billion at June 30, 2002, and $10.9 billion at March 31, 2003.

         The allowance for loan losses amounted to $398 million as of June 30, 2003, or 1.90% of loans, compared with $347 million or 1.84% at the same date in 2002. At March 31, 2003, the

5 - POPULAR, INC. 2003 SECOND QUARTER RESULTS


allowance for loan losses was $384 million or 1.93% of loans. Non-performing assets were $618 million or 2.96% of ending loans at June 30, 2003, compared with $502 million or 2.66% at the end of the second quarter of 2002 and $597 million or 3.01% at March 31, 2003. The allowance as a percentage of non-performing loans was 69.77% as of June 30, 2003, compared with 74.31% at the end of the second quarter of 2002 and 69.58% at March 31, 2003. The increase in non-performing assets since June 30, 2002 was primarily associated with mortgage loans, which rose by $102 million, or 46%. Non-performing mortgage loans aggregated $323 million or 52% of the total non-performing assets and 4% of total mortgage loans as of June 30, 2003, compared with $221 million or 44% of non-performing assets and 3% of total mortgage loans as of June 30, 2002. The increase in non-performing mortgage loans was driven by portfolio growth, coupled with increased delinquency due to deteriorating economic conditions. Mortgage loans net charge-offs as a percentage of the average mortgage loan portfolio were 0.38% in the second quarter of 2003, compared with 0.20% in the second quarter of 2002. Since March 31, 2003, non-performing assets increased by $21 million, or 3%, mainly in mortgage loans. At March 31, 2003, non-performing mortgage loans were $303 million or 51% of non-performing assets and 4% of total mortgage loans, while mortgage loans net charge-offs as a percentage of this average portfolio were 0.24% for that quarter.

         Deposits totaled $18.3 billion at June 30, 2003, compared with $17.8 billion at June 30, 2002, an increase of $0.5 billion or 3%. Total deposits at March 31, 2003 were $17.6 billion. The growth since June 30, 2002 was mostly reflected in savings and demand deposits, which rose $397 million and $204 million, respectively. Time deposits, including brokered certificates of deposits, declined $155 million compared with June 30, 2002. Borrowed funds increased $2.2 billion, reaching $14.4 billion at June 30, 2003, from $12.2 billion on the same date of the previous year. At March 31, 2003, borrowed funds totaled $12.8 billion. The increase in borrowings since June 30, 2002, partly in the form of medium-term notes and secured borrowings, was used to fund loan growth and investment activities.

         At June 30, 2003, stockholders' equity was $2.8 billion, compared with $2.2 billion at the same date last year. Stockholders' equity was $2.7 billion at March 31, 2003. The increase in stockholders' equity since June 30, 2002 reflects the issuance of the preferred stock during 2003,

6 - POPULAR, INC. 2003 SECOND QUARTER RESULTS


earnings retention and an increase in the unrealized gains on the securities available-for-sale portfolio. The latter improved by $144 million.

         The market value of the Corporation's common stock at June 30, 2003, was $38.53 per common share, compared with $33.68 at June 30, 2002, and $33.99 at March 31, 2003. The Corporation's market capitalization at June 30, 2003 was $5.1 billion, compared with $4.5 billion at June 30, 2002 and March 31, 2003. At June 30, 2003, the Corporation's common stock had a book value per share of $19.80.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPO, respectively.

         On April 30, 2003, the Board of Directors of the Corporation declared a cash dividend of $0.27 per common share for the second quarter of 2003. This represented a 35% increase over the $0.20 per common share paid in previous quarterly cash dividends.

         In June 2003, the Corporation completed the acquisition of a 31.11% participation in Servicios Financieros, S.A. de C.V. (Serfinsa), a company located in El Salvador. This company offers services associated with electronic payment systems, including those related to point-of-sale (POS) terminals and automated teller machines (ATM). Currently, Serfinsa manages approximately 500 ATMs and 3,200 POS terminals in El Salvador. This strategic initiative reinforces our expansion efforts in Central America and positions the Corporation to leverage its technological expertise in new and existing markets. Furthermore, on June 30, 2003, the Corporation completed the acquisition of Mediawire Communications Inc., a company that provides Internet services in Puerto Rico, including the design, development and hosting of web pages. With this acquisition the Corporation expects to solidify its research and development capabilities to create new Internet products and services for internal use, while becoming a web-service provider for some small and medium-sized business customers of the Corporation.

         In June 2003, Banco Popular North America (BPNA) inaugurated its new headquarters offices in Rosemont, Illinois. As part of its strategic initiatives, BPNA centralized back office and support areas in this location. This effort is part of the foundation to support business growth and

7 - POPULAR, INC. 2003 SECOND QUARTER RESULTS


further improve efficiency. Also, during the quarter, BPNA opened a new branch in Newark, New Jersey.

         The information included in this press release may contain certain forward-looking statements, which involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements.


                                     * * *

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                                                            Second
                                                             Quarter ended                  Quarter
                                                               June 30,                   2003 - 2002           First
                                                    --------------------------------         Percent           Quarter
                                                        2003                2002            Variance            2003
                                                    ------------        ------------      -----------       ------------

SUMMARY OF OPERATIONS

Interest income                                     $    511,659        $    505,999            1.12%       $    503,282
Interest expense                                         184,512             211,321          (12.69)            193,521
                                                    ------------        ------------        --------        ------------

Net interest income                                      327,147             294,678           11.02             309,761
Provision for loan losses                                 49,325              50,075           (1.50)             48,209
                                                    ------------        ------------        --------        ------------

Net interest income after provision
  for loan losses                                        277,822             244,603           13.58             261,552

Other income                                             143,992             136,117            5.79             142,338
Gain (loss) on derivatives                                 2,548                (855)                            (10,655)
Gain on sale of securities                                29,875                  85                               1,414
Trading account loss                                      (4,243)               (359)                               (937)
                                                    ------------        ------------        --------        ------------

Total other income                                       172,172             134,988           27.55             132,160

Salaries and benefits                                    124,850             117,215            6.51             126,104
Profit sharing                                             4,918               5,368           (8.38)              6,245
Amortization of intangibles                                2,028               2,556          (20.66)              2,027
Other operating expenses                                 147,482             125,514           17.50             129,266
                                                    ------------        ------------        --------        ------------

Total operating expenses                                 279,278             250,653           11.42             263,642
                                                    ------------        ------------        --------        ------------

Income before income tax and minority interest           170,716             128,938           32.40             130,070
Income tax                                                35,946              32,594           10.28              30,903
Net gain of minority interest                               (163)                (39)                                (78)
                                                    ------------        ------------        --------        ------------

Net income                                          $    134,607        $     96,305           39.77        $     99,089
                                                    ============        ============        ========        ============

Net income applicable to common stock               $    131,594        $     96,305           36.64        $     98,140
                                                    ============        ============        ========        ============

Earnings per common share (basic and diluted)       $       0.99        $       0.72                        $       0.74
                                                    ============        ============                        ============
Dividends declared per common share                 $       0.27        $       0.20                        $       0.20
                                                    ============        ============                        ============

Average common shares outstanding                    132,675,459         134,440,879                         132,576,589
Common shares outstanding at end of period           132,653,378         132,251,194                         132,552,289

SELECTED AVERAGE BALANCES
Total assets......................................  $ 34,278,629        $ 31,407,735            9.14        $ 33,158,518
Loans.............................................    20,141,310          18,439,001            9.23          19,537,968
Earning assets....................................    32,381,754          29,789,780            8.70          31,419,738
Deposits..........................................    17,811,144          17,086,189            4.24          17,526,977
Interest-bearing liabilities......................    27,699,110          25,561,463            8.36          27,059,335
Stockholders' equity..............................     2,528,726           2,129,395           18.75           2,314,620

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets......................................  $ 36,073,554        $ 32,740,722           10.18        $ 33,695,291
Loans.............................................    20,872,076          18,901,142           10.43          19,861,882
Earning assets....................................    33,914,037          30,623,935           10.74          31,763,554
Deposits..........................................    18,275,423          17,829,287            2.50          17,637,847
Interest-bearing liabilities......................    28,430,445          25,995,526            9.37          26,958,141
Stockholders' equity..............................     2,812,871           2,207,617           27.42           2,672,596

PERFORMANCE RATIOS
Net interest yield*...............................          4.04%               3.95%                               3.94%
Return on assets..................................          1.58                1.23                                1.21
Return on common equity...........................         22.63               18.14                               17.39

CREDIT QUALITY DATA
Non-performing assets.............................. $    617,585        $    502,463           22.91        $    596,927
Net loans charged-off..............................       38,078              45,773          (16.81)             38,440
Allowance for loan losses..........................      397,503             347,230           14.48             383,517
Non-performing assets to total assets..............         1.71%               1.53%                               1.77%
Allowance for losses to loans......................         1.90                1.84                                1.93


*       Not on a taxable equivalent basis

Note: Certain reclassifications have been made to prior periods to conform with this quarter.

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                          For the period ended
                                                                June 30,
                                                    --------------------------------       Percent
                                                        2003                2002           Variance
                                                    ------------        ------------       --------

SUMMARY OF OPERATIONS

Interest income                                     $  1,014,940        $  1,001,818         1.31%
Interest expense                                         378,032             421,725       (10.36)
                                                    ------------        ------------        -----

Net interest income                                      636,908             580,093         9.79
Provision for loan losses                                 97,534             104,529        (6.69)
                                                    ------------        ------------        -----

Net interest income after provision
  for loan losses                                        539,374             475,564        13.42

Other income                                             286,330             271,054         5.64
Loss on derivatives                                       (8,107)               (344)
Gain (loss) on sale of securities                         31,289              (3,925)
Trading account loss                                      (5,180)             (1,389)
                                                    ------------        ------------        -----

Total other income                                       304,332             265,396        14.67

Salaries and benefits                                    250,954             232,577         7.90
Profit sharing                                            11,163              10,308         8.29
Amortization of intangibles                                4,055               5,099       (20.47)
Other operating expenses                                 276,748             244,835        13.03
                                                    ------------        ------------        -----

Total operating expenses                                 542,920             492,819        10.17
                                                    ------------        ------------        -----

Income before income tax and minority interest           300,786             248,141        21.22
Income tax                                                66,849              62,742         6.55
Net gain of minority interest                               (241)                (50)
                                                    ------------        ------------        -----

Net income                                          $    233,696        $    185,349        26.08
                                                    ============        ============        =====

Net income applicable to common stock               $    229,734        $    182,839        25.65
                                                    ============        ============        =====

Earnings per common share (basic and diluted)       $       1.73        $       1.35
                                                    ============        ============
Dividends declared per common share                 $       0.47        $       0.40
                                                    ============        ============

Average common shares outstanding                    132,626,297         135,452,584
Common shares outstanding at end of period           132,653,378         132,251,194

SELECTED AVERAGE BALANCES
Total assets                                        $ 33,712,699        $ 30,915,430         9.05
Loans                                                 19,832,452          18,249,592         8.67
Earning assets                                        31,894,435          29,325,867         8.76
Deposits                                              17,669,845          16,807,732         5.13
Interest-bearing liabilities                          27,372,136          25,095,938         9.07
Stockholders' equity                                   2,422,320           2,141,750        13.10

PERFORMANCE RATIOS
Net interest yield*                                         3.99%               3.95%
Return on assets                                            1.40                1.21
Return on common equity                                    20.09               17.43

CREDIT QUALITY DATA
Non-performing assets                               $    617,585        $    502,463        22.91
Net loans charged-off                                     76,518              95,458       (19.84)
Allowance for loan losses                                397,503             347,230        14.48
Non-performing assets to total assets                       1.71%               1.53%
Allowance for losses to loans                               1.90                1.84


*       Not on a taxable equivalent basis

Note: Certain reclassifications have been made to prior periods to conform with this period.